Exhibit 99.1

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

In re:	Chapter 11

Silicon Graphics, Inc., et al.	Case No. 06-10977 (BRL)

Debtors.	(Jointly Administered)

MONTHLY OPERATING STATEMENT FOR

THE PERIOD FROM AUGUST 26, 2006 TO SEPTEMBER 29, 2006

DEBTOR’S ADDRESS:	1200 Crittenden Lane, Mountain View, California 94043

	MONTHLY DISBURSEMENTS MADE BY SILICON GRAPHICS, INC., AND ITS DEBTOR SUBSIDIARIES (IN MILLIONS);	$68 Million

DEBTOR’S ATTORNEY:	Weil, Gotshal & Manges LLP
Gary T. Holtzer
Stephen A. Youngman
Shai Y. Waisman
767 Fifth Avenue
New York, New York 10153-0119

	MONTHLY OPERATING LOSS (IN MILLIONS):	$5 Million

REPORT PREPARER:	SILICON GRAPHICS, INC., et al.

The undersigned, having reviewed the attached report and being familiar with the Debtors’ financial affairs, verified under penalty of perjury, that the information contained therein is complete, accurate and truthful to the best of my knowledge.

/s/ Kathy Lanterman
Kathy Lanterman
Chief Financial Officer and Corporate Controller Silicon Graphics, Inc.

DATE: November 16, 2006

SILICON GRAPHICS, INC., et al.

SILICON GRAPHICS, INC., et al.

CASE NO. 06-10977 (BRL) (Jointly Administered)

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share amounts, unaudited)

Predecessor Company
For the Month Ended Sept. 29, 2006
Revenue:
Product and other revenue	$28,122
Product revenue from related party	9,129
Service revenue	29,717

Total revenue	66,968

Costs and expenses:
Cost of product and other revenue	25,266
Cost of service revenue	15,398
Research and development	6,676
Selling, general, and administrative	23,935
Other operating expenses, net (1)	1,522

Total costs and expenses	72,797

Operating loss	(5,829)
Interest expense (contractual interest of $3,037 for September 2006)	(3,305)
Interest and other income (expense), net (2)	11,452

Income before reorganization items and income taxes	2,318
Reorganization items	345,810

Income before income taxes	348,128
Income tax provision	2,189

Net income	$345,939

Net loss per share - basic and diluted
Basic	$1.27

Diluted	$0.82

Weighted-average shares used to compute net loss per share – basic and diluted
Basic	271,563
Diluted	423,875

(1)	Represents charges for estimated restructuring costs for the month ended September 29, 2006.

(2)	The three-month period ended September 29, 2006 includes a pre-tax gain of approximately $10 million on the sale of a portion of our investment in SGI Japan. See Note 15.

The accompanying notes are an integral part of these condensed consolidated financial statements.

SILICON GRAPHICS, INC., et al.

CASE NO. 06-10977 (BRL) (Jointly Administered)

CONDENSED CONSOLIDATED BALANCE SHEET

(In thousands)

Successor Company
Sept. 29, 2006
(Unaudited)
Assets:
Current assets:
Cash and cash equivalents	$82,698
Short-term marketable investments	266
Short-term restricted investments	34,044
Accounts receivable, net of allowance for doubtful accounts of $3,213	50,230
Inventories	83,100
Prepaid expenses	9,577
Other current assets	25,570

Total current assets	285,485
Restricted investments	16,188
Property and equipment	40,651
Goodwill	11,517
Other intangibles	88,300
Other non-current assets	75,972

$518,113

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$59,123
Accrued compensation	31,840
Income taxes payable	806
Other current liabilities	53,266
Current portion of deferred revenue	55,230
Current portion of long-term debt	716

Total current liabilities	200,981
Long-term debt	85,000
Non-current portion of deferred revenue	21,170
Other non-current liabilities	25,074

Total liabilities	332,225
Stockholders’ equity:
New preferred stock, $0.01 par value; 5,000,000 shares authorized;	—
New common stock, $0.01 par value, and additional paid-in capital; 25,000,000 shares authorized; 11,125,000 shares issued and outstanding	185,888
Accumulated deficit	—
Treasury stock	—
Accumulated other comprehensive loss	—

Total stockholders’ equity	185,888

$518,113

The accompanying notes are an integral part of these condensed consolidated financial statements.

SILICON GRAPHICS, INC., et al.

CASE NO. 06-10977 (BRL) (Jointly Administered)

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands, unaudited)

Predecessor Company
For the Month Ended
Sept. 29, 2006
Cash flows from operating activities of continuing operations:
Net loss	$345,939
Adjustments to reconcile net loss to net cash used in operating activities:
Effect of plan of reorganization and revaluation of assets and liabilities	(342,996)
Depreciation and amortization	3,534
Gain on sale of equity investment	(9,848)
Other	(393)
Changes in operating assets and liabilities:
Accounts receivable	(6,515)
Inventories	3,403
Accounts payable	(5,965)
Accrued compensation	4,789
Deferred revenue	(2,264)
Other assets and liabilities	6,900

Total adjustments	(349,355)

Net cash used in operating activities	(3,416)

Cash flows from investing activities of continuing operations:
Purchases of marketable investments	(7)
Proceeds from the maturities of marketable investments	—
Restricted investments:
Purchases	(3,643)
Maturities	3,763
Proceeds from sale of equity investment	18,690
Purchases of property and equipment	(873)

Net cash provided by investing activities	17,930

Cash flows from financing activities of continuing operations:
Payments of debt principal	(130,007)
Proceeds from debtors-in-possession financing	29,825
Proceeds from exit financing	85,000
Proceeds from issuance of stock	56,529

Net cash provided by financing activities of continuing operations	41,347

Net increase in cash and cash equivalents	55,861
Cash and cash equivalents at beginning of period	26,837

Cash and cash equivalents at end of period	$82,698

See accompanying notes to these condensed consolidated financial statements.

SILICON GRAPHICS, INC., et al.

CASE NO. 06-10977 (BRL) (Jointly Administered)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.	Description of Business

Silicon Graphics, Inc. is a leading provider of products, services, and solutions for use in high-performance computing and storage. We sell highly scalable servers, storage solutions, and associated software products that enable our customers in the scientific, technical and business communities to solve their most challenging problems and that provide them with strategic and competitive advantages. Whether analyzing images to aid in brain surgery, studying global climate changes, accelerating the engineering of new automotive designs, providing technologies for homeland security, or gaining business “intelligence” from mining a company’s databases, our systems are designed to compute vast amounts of data, translate data into high-resolution images in a realistic time-frame and scale, and provide high-speed storage. We also offer a range of services and solutions, including professional services, customer support, and education. These products and services are used in a range of industries including defense and intelligence, sciences, engineering analysis, and enterprise data management.

Silicon Graphics, Inc.’s emergence from proceedings under chapter 11 of title 11 (“Chapter 11”) of the United States Code (the “Bankruptcy Code”) on October 17, 2006 (as described in Note 2 below) resulted in a new reporting entity and adoption of fresh-start accounting in accordance with Statement of Position SOP 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code (“SOP 90-7”), as of September 29, 2006. Under the provisions of fresh-start accounting, a new entity has been deemed created for financial reporting purposes. References to “Successor Company” or “we” in the Financial Statements and the notes thereto refer to Silicon Graphics, Inc. on and after September 29, 2006, after giving effect to the provisions of Silicon Graphics, Inc.’s Plan of Reorganization and the application of fresh-start accounting. References to “Predecessor Company” in the Financial Statements and notes thereto refer to Silicon Graphics, Inc. prior to September 29, 2006. For further information on fresh-start accounting see Note 4.

2.	Proceedings Under Chapter 11 of the Bankruptcy Code

Chapter 11 Reorganization

On May 8, 2006 (the “Petition Date”), the Predecessor Company and certain of its subsidiaries (collectively, the “Debtors”), filed voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York (the “Court”) (Case Nos. 06-10977 (BRL) through 06-10990 (BRL)) (the “Chapter 11 Cases”). The Predecessor Company filed jointly with the following direct and indirect subsidiaries: Silicon Graphics Federal, Inc., Cray Research, LLC, Silicon Graphics Real Estate, Inc., Silicon Graphics World Trade Corporation, Silicon Studio, Inc., Cray Research America Latina Ltd., Cray Research Eastern Europe Ltd., Cray Research India Ltd., Cray Research International, Inc., Cray Financial Corporation, Cray Asia Pacific, Inc., ParaGraph International, Inc., and WTI-Development, Inc. Certain subsidiaries of the Predecessor Company consisting principally of international subsidiaries, were not debtors (collectively, the “Non-Debtors”) in this bankruptcy proceeding. The Debtors remained in possession of their assets and properties as debtors-in-possession under the jurisdiction of the Court and in accordance with the provisions of the Bankruptcy Code. In general, as debtors-in-possession, each of the Debtors was authorized to continue to operate as an ongoing business, but was not allowed to engage in transactions outside the ordinary course of business without the prior approval of the Court.

The Predecessor Company sought and obtained Court approval through it’s “first day” and subsequent motions to pay certain foreign vendors, meet it’s pre- and post-petition payroll obligations, maintain it’s cash management systems, pay it’s taxes, continue to provide employee benefits, honor certain pre-petition Customer programs, and maintain it’s insurance programs. In addition, the Court has approved certain trading notification and transfer procedures designed to allow the Predecessor Company to restrict trading in it’s common stock (and related securities) which could negatively impact it’s accrued net operating losses and other tax attributes.

On May 10, 2006, the Predecessor Company, Silicon Graphics Federal, Inc. and Silicon Graphics World Trade Corporation (collectively, the “Borrowers”) entered into a Post-Petition Loan and Security Agreement (the “Interim DIP Agreement”) dated as of May 8, 2006 with Quadrangle Master Funding Ltd., Watershed Technology Holdings, LLC and Encore Fund, L.P. (collectively, the “Interim DIP Lenders”). The Interim DIP Agreement provided $70 million of debtor-in-possession (“DIP”) financing (the “$70 million DIP Financing”) to the Borrowers secured by certain of the borrower’s assets. The interest rate under the Interim DIP Agreement was the per annum rate equal to the greater of (i) the rate of interest published in the Wall Street Journal from time to time as the “Prime Rate” plus seven percentage points or (ii) 250 basis points higher than the rate at which cash interest was then payable under the Company’s pre-petition credit Agreement, provided that upon an event of default, the then current interest rate under the Interim DIP Agreement would be increased by two percentage points.

On May 26, 2006, the Predecessor Company reached a settlement with its landlord to restructure its lease obligations at Amphitheatre Technology Center (“ATC”) and Crittenden Technology Center (“CTC”) and received Court approval of the settlement on June 15, 2006. This settlement terminated the Predecessor Company’s lease obligations at ATC and terminated its lease obligations for two buildings at CTC as of June 30, 2006. It also amended the lease obligations for a third building at CTC. Pursuant to the settlement, the Predecessor Company vacated the two buildings at CTC by June 30, 2006 and we plan to vacate the third building by December 31, 2006.

In June 2006, the Debtors entered into a replacement Post-Petition Loan and Security Agreement with Morgan Stanley Senior Funding, Inc., as lead arranger, bookrunner, and administrative agent (the “Administrative Agent”), Wells Fargo Foothill, Inc., as collateral agent, revolving agent, and syndication agent, the Interim DIP Lenders and certain other lenders parties thereto (collectively, the “DIP Lenders”), providing up to $130 million of debtor-in-possession financing (the “$130 million DIP Financing”). The Post-Petition Loan and Security Agreement was approved by the Bankruptcy Court on June 26, 2006. The Order approving the Post-Petition Loan and Security Agreement (i) authorized the Debtors to incur post-petition secured indebtedness in the amount of $130 million while granting to the Administrative Agent and lenders thereunder, subject to specified “permitted” prior liens, and a “carve-out” for specified professional fees and other costs and expenses, super priority administrative expense claims and first priority priming liens against, and security interests in, substantially all of the Debtors’ then-owned and after-acquired property, (ii) authorized the Debtors to repay amounts owed under their pre-petition credit agreement, which was repaid on June 28, 2006, (iii) authorized the Debtors to repay amounts borrowed under the Interim DIP Agreement, and (iv) authorized the Debtors’ use of cash collateral of their secured notes and granted to the secured noteholders certain adequate protection of their interests therein.

At a hearing held on July 27, 2006, the Court approved the Predecessor Company’s Disclosure Statement, ruling that it contained adequate information for soliciting creditor approval of the Predecessor Company’s Plan of Reorganization. At a hearing held on September 19, 2006, the Court confirmed the Predecessor Company’s Plan of Reorganization, as amended (the “Plan”). This Confirmation Order became a Final Order on September 29, 2006 and we emerged from Chapter 11 on October 17, 2006.

Subject to certain exceptions in the Bankruptcy Code, the Chapter 11 filings automatically stayed the initiation or continuation of most actions against the Debtors, including most actions to collect pre-petition indebtedness or to exercise control over the property of the bankruptcy estates. As a result, absent an order of the Court, creditors were precluded from collecting pre-petition debts and substantially all pre-petition liabilities were subject to compromise under the Plan.

Under the Bankruptcy Code, the Debtors also had the right to assume, assume and assign, or reject certain executory contracts and unexpired leases, subject to the approval of the Court and certain other conditions. Generally, the assumption of an executory contract or unexpired lease requires a debtor to cure certain existing defaults under the contract, including the payment of all or a portion of the accrued but unpaid pre-petition liabilities. Rejection of an executory contract or unexpired lease is typically treated as a breach of the contract or lease, immediately prior to the Chapter 11 filing. Subject to certain exceptions, this rejection relieves the debtor from performing its future obligations under that contract but entitles the counterparty to assert a pre-petition general unsecured claim for damages. Parties to executory contracts or unexpired leases rejected by a debtor were able to file proofs of claim against that debtor’s estate for damages.

Emergence from Chapter 11

After satisfying all conditions precedent to emergence under the Plan, we emerged from Chapter 11 effective as of October 17, 2006 (“Emergence Date”). On the Emergence Date, we entered into a credit agreement with Morgan Stanley Senior Funding, Inc and General Electric Capital Corporation to provide exit liquidity financing as part of our plan to emerge from bankruptcy. The exit financing facility provides up to $115 million of financing consisting of an $85 million term loan from Morgan Stanley Senior Funding, Inc. and a $30 million line of credit from General Electric Capital Corporation. The new facility is secured by substantially all of the assets of the Successor Company and its domestic subsidiaries and has customary terms and conditions, including covenants related to minimum levels of EBITDA (earnings before interest, taxes, depreciation and amortization) and minimum levels of cash and cash equivalents, and limits on capital expenditures. This facility, combined with net proceeds of $57 million from the Rights Offering and sale of Overallotment shares described below were used to pay off $113 million due under our existing DIP Agreement, to fund payments, including closing costs and related fees, required to be made on the Emergence Date pursuant to the Plan, and to provide working capital for our ongoing operations. The exit financing facility matures in October 2011.

On the Emergence Date, we received $50 million in gross proceeds from the offering of common stock subscription rights to the holders of the Predecessor Company’s 6.50% Senior Secured Convertible Note claims, 11.75% Senior Secured Note claims and the Cray 6.125% Convertible Subordinated Debenture claims (the “Rights Offering”), guaranteed by a backstop agreement (“Backstop Purchase Agreement”) put in place with certain of these holders (the “Backstop Purchasers”). In consideration for the Backstop Purchase Agreement, the Backstop Purchasers were paid a fee and were offered subscription rights to purchase the Overallotment shares, which upon exercise provided the Successor Company with an incremental $7.5 million.

As of the Emergence Date, the authorized capital stock of the reorganized company consists of 25,000,000 shares of new common stock, par value $0.01 per share, and 5,000,000 shares of undesignated preferred stock, par value $0.01 per share. Pursuant to the Plan, we issued 11,125,000 shares of new common stock to certain of the Predecessor Company’s creditors in satisfaction of claims and upon exercise of stock purchase rights and overallotment options. Of the 11,125,000 shares of outstanding new common stock, 10,000,000 shares were issued and distributed to holders of Allowed Secured Note Claims and Allowed Cray Unsecured Debenture Claims and 1,125,000 shares were issued and distributed as Overallotment shares to the Backstop Purchasers pursuant to the Backstop Purchase Agreements. In addition, 1,250,000 shares of the new common stock have been reserved for issuance pursuant to the terms of the New Management Incentive Plan in accordance with the Plan. No shares of preferred stock are outstanding.

Effective October 23, 2006, our new common stock trades on the NASDAQ Stock Market under the symbol SGIC.

Reorganization Items

Reorganization Items, Net. Reorganization items, net represents expense or income amounts incurred as a direct result of the Company’s Chapter 11 filing and are presented separately in our Consolidated Statements of Operations. Such items consist of the following (dollars in thousands):

Three Months Ended
September 29, 2006
Professional fees	$4,530
Gains on settlements with creditors	(6,343)
Effects of the plan of reorganization	(142,033)
Fresh-start valuation of assets and liabilities	(200,963)

$(344,809)

Included in the effects of the Plan is a charge of $4 million for the acceleration of stock-based compensation resulting from the cancellation of Predecessor Company stock options and restricted stock awards.

Liabilities Subject to Compromise

Liabilities subject to compromise represent the liabilities of the Debtors incurred prior to the Petition Date, except those that will not be impaired under the Plan. Liabilities subject to compromise consisted of the following (in thousands):

Predecessor Company
Sept. 29, 2006
6.50% Senior Secured Convertible Notes due June 1, 2009	$188,578
6.125% Convertible Subordinated Debentures due February 1, 2011	56,776
11.75% Senior Secured Notes due June 1, 2009	2,386
Accounts payable	47,082
Accrued liabilities	16,248

Liabilities subject to compromise	$311,070
Application of fresh-start reporting (Note 4)	(311,070)

Liabilities subject to compromise (Successor Company)	$—

In accordance with the Plan, on the Emergence Date the Successor Company funded $9 million in cash into a segregated account maintained by the designated disbursing agent for the benefit of the holders of Allowed General Unsecured Silicon Graphics Claims, as defined in the Plan. The Successor Company anticipates that the initial distributions from such account will occur before the end of the calendar year.

3.	Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared assuming we will continue as a going concern, which assumes continuity of operations and realization of assets and satisfaction of liabilities in the ordinary course of business. The condensed consolidated financial statements do not include any adjustments that might be required should we be unable to continue to operate as a going concern. The accompanying condensed consolidated financial statements include the accounts of the Company and our wholly- and majority-owned subsidiaries (both Debtor and Non-Debtor). See Schedule I and Schedule II for a breakout between the Debtor and Non-Debtor entities. These monthly financial statements have been prepared in accordance with U.S. GAAP for interim financial reporting, and accordingly, do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The unaudited results of operations for the interim period shown herein is not necessarily indicative of operating results for the entire fiscal year. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial position, results of operations, and cash flows for all periods presented have been made. These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2006 filed with the Securities and Exchange Commission.

Our ability to continue as a going-concern is dependent upon, among other things, (i) our ability to successfully achieve required cost savings to complete our restructuring; (ii) our ability to maintain adequate cash on hand; (iii) our ability to generate cash from operations; (iv) our ability to implement our revenue stabilization initiatives; and (v) our ability to achieve profitability. There can be no assurance that we will be able to successfully achieve these objectives in order to continue as a going-concern. The accompanying condensed consolidated financial statements do not include any adjustments that might result should we be unable to continue as a going-concern.

We caution readers not to place undue reliance upon the information in this monthly operating report (Operating Report). The unaudited information in this Operating Report is subject to further review and potential adjustments and may not be indicative of our operating results. There can be no assurance that this Operating Report is complete and we undertake no obligation to update or revise the Operating Report. Further, the amount reported in this Operating Report, when reported on a quarterly basis, may differ materially due to adjustment to accruals, changes in facts and circumstances, changes in estimates, further analysis and other factors. For example, over half of each quarter’s product revenue results from orders booked and shipped during the third month, and disproportionately in the latter half of that month. As such, unaudited results of operations for the month shown herein are not necessarily indicative of operating results for the quarterly period.

For the period subsequent to the Petition Date and prior to emergence, the accompanying consolidated financial statements have been prepared in accordance with Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code” (“SOP 90-7”). Interest has not been accrued on debt subject to compromise subsequent to the Petition Date. Reorganization items include the expenses, realized gains and losses, and provisions for losses resulting from the reorganization under the Bankruptcy Code, and are reported separately as reorganization items in the Predecessor Company’s consolidated statements of operations. All inter-company balances and transactions have been eliminated.

In accordance with SOP 90-7, interest expense in the accompanying condensed consolidated statement of operations only reflects amounts that will be paid or are probable of being paid during the bankruptcy proceeding. Contractual interest for the period was $3.0 million, of which $1.5 million was included in the accompanying condensed consolidated statement of operations.

Fresh-Start Reporting

Although we emerged from bankruptcy on October 17, 2006, the Predecessor Company adopted “fresh-start” reporting as of September 29, 2006 in accordance with SOP 90-7. Fresh-start reporting was required because holders of existing voting shares immediately before filing and confirmation of the plan received less than 50% of the voting shares of the emerging entity and its reorganization value was less than its post petition liabilities and allowed claims. Fresh-start required the Successor Company to allocate its reorganization value to its assets and liabilities in a manner similar to that which is required under Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations.” Under the provisions of fresh-start accounting, a new entity has been deemed created for financial reporting purposes. References to “Successor Company” or “we” in the Financial Statements and the notes thereto refer to the Company on and after September 29, 2006, after giving effect to the provisions of the Plan and the application of fresh-start accounting. References to “Predecessor Company” in the Financial Statements and notes thereto refer to the Company prior to September 29, 2006. Accordingly, our financial information disclosed under the heading “Successor Company” as of September 29, 2006 is presented on a basis different from, and is therefore not comparable to, our financial information disclosed under the heading “Predecessor Company” as of June 30, 2006. For further information on fresh-start accounting see Note 4.

The condensed consolidated balance sheet as of September 29, 2006 gives effect to adjustments to the carrying value of assets or amounts and classifications of liabilities that were necessary when adopting fresh-start reporting. The statements of operations and cash flows for the three-month period ended September 29, 2006 reflect the operations of the Predecessor Company, which includes the gain from the discharge of debt and the application of fresh-start reporting. The adoption of fresh-start reporting had a material effect on the consolidated financial statements as of September 29, 2006 and will have a material impact on consolidated statements of operations for periods subsequent to September 29, 2006.

In addition, the Successor Company was required to adopt changes in accounting principles that will be required in the consolidated financial statements of the Successor Company within the twelve months following the adoption of fresh-start reporting. As a result of this requirement, we early adopted SFAS No. 156, Accounting for Servicing of Financial Assets an amendment of FASB Statement No. 140, SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, FASB Interpretation (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes, EITF Issue No. 06-2, “Accounting for Sabbatical Leave and Other Similar Benefits Pursuant to FASB Statement No. 43, Accounting for Compensated Absences” (or “EITF 06-2”), and EITF Issue No. 06-3, How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation). The Successor Company is still in the process of completing its review of these accounting pronouncements for impact on its consolidated results of operations. The early adoption of EITF 06-2 resulted in a $2.8 million increase in our liability for sabbatical leave and was included as part of the fresh-start valuation adjustments.

4.	Fresh-Start Reporting

On September 19, 2006, the Bankruptcy Court entered its Confirmation Order confirming the Plan. Our emergence from Chapter 11 proceedings on the Emergence Date resulted in a new reporting entity and adoption of fresh-start accounting in accordance with SOP 90-7 as of September 29, 2006, as reflected in the following financial information. Reorganization adjustments have been made in the financial information to reflect the discharge of certain pre-petition liabilities and the adoption of fresh-start accounting.

Estimated reorganization adjustments result primarily from the:

i.	changes in the carrying values of assets and liabilities to reflect fair values including the establishment of certain intangible assets;

ii.	discharge of the Company’s pre-petition liabilities in accordance with the Plan;

iii.	addition of new financing;

iv.	cash distributions paid or payable to pre-petition creditors; and

v.	issuance of Successor Company Common Stock and cancellation of old common stock.

We engaged an independent financial advisor to assist in the determination of our reorganization value as defined in SOP 90-7. In June 2006, the Predecessor Company determined a reorganization value, together with the financial advisor, using various valuation methods including: (i) publicly traded company analysis, (ii) discounted cash flow analysis and (iii) precedent transactions analysis. These analyses are necessarily based on a variety of estimates and assumptions which, though considered reasonable by management, may not be realized and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. Changes in these estimates and assumptions may have a significant effect on the determination of our reorganization value. The assumptions used in the calculations for the discounted cash flow analysis regarding projected revenue, costs, and cash flows, for fiscal 2007-2022 were provided by management based on our best estimate at the time the analysis was performed. Management’s estimates implicit in the cash flow analysis included increases in net revenue of 2.5% to 5.0% per year over the sixteen-year period. In addition, the analysis includes estimated cost reductions, primarily in selling, general and administrative costs through our plans for headcount reductions and other cost efficiencies. The analysis also includes anticipated levels of reinvestment in our operations through capital expenditures ranging from $12.0 million to $20.0 million per year. We did not include in our estimates the potential effects of litigation, either on the Company or the industry. The foregoing estimates and assumptions are inherently subject to uncertainties and contingencies beyond our control. Accordingly, there can be no assurance that the estimates, assumptions, and values reflected in the valuations will be realized, and actual results could vary materially.

Our enterprise value was calculated to be within an approximate range of $210 million to $275 million. We selected the midpoint of the range, $242.5 million, to be used in the determination of reorganization value. On September 19, 2006 (the “Confirmation Date”), the Court confirmed the Plan, which included the calculation. The equity value of $185.9 million represents the reorganization value of $242.5 million reduced by $56.6 million representing the value of the new debt of $85 million and further adjusted primarily for estimated excess cash upon emergence and the issuance of 1,125,000 shares of common stock in accordance with the Backstop Purchase Agreements.

The fair value allocated to the assets and liabilities of the Company is in conformity with SFAS No. 141 Business Combinations (SFAS 141). These adjustments are based upon the work of management and their outside consultants to determine the relative fair values of our assets and liabilities. The allocation of the reorganization enterprise value to individual assets and liabilities may change based upon completion of the valuation process, as additional information becomes available, and may result in differences to the fresh-start adjustments presented in this financial information. In addition, the allocation of the reorganization enterprise value to individual assets and liabilities may also change based upon completion of our final assessment of the early adoption of accounting pronouncements. We expect to finalize this allocation no later than the end of the current fiscal year.

SILICON GRAPHICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEET (a)

(In thousands, unaudited)

	Predecessor Company	Plan Reorganization Adjustments		Preliminary Fresh-Start Valuation Adjustments		Successor Company
	Sept. 29, 2006					Sept. 29, 2006
Assets:
Current assets:
Cash and cash equivalents	$53,280	$29,418	(b),(j)	$—		$82,698
Short-term marketable investments	266	—		—		266
Short-term restricted investments	34,044	—		—		34,044
Accounts receivable, net of allowance for doubtful accounts of $3,213	50,230	—		—		50,230
Inventories	62,382	—		20,718	(g)	83,100
Prepaid expenses	10,577	(1,000	)(e)	—		9,577
Other current assets	42,550	—		(16,980	)(g)	25,570

Total current assets	253,329	28,418		3,738		285,485
Restricted investments	16,188	—		—		16,188
Property and equipment, net of accumulated depreciation and amortization	25,818	—		14,833	(g)	40,651
Goodwill	4,515	—		7,002	(i)	11,517
Other Intangibles	—	—		88,300	(g)	88,300
Other non-current assets, net	62,809	2,255	(c)	10,908	(g)	75,972

Total assets	$362,659	$30,673		$124,781		$518,113

Liabilities and stockholders’ equity (deficit):
Current liabilities:
Accounts payable	23,677	35,446	(d),(j)	—		59,123
Accrued compensation	31,840	—		—		31,840
Income taxes payable	806	—		—		806
Other current liabilities	47,969	2,505	(d),(j)	2,792	(g)	53,266
Current portion of long-term debt	114,179	(113,111	)(b),(f)	(352	)(g)	716
Current portion of deferred revenue	109,686	—		(54,456	)(g)	55,230

Total current liabilities	328,157	(75,160)		(52,016)		200,981
Long-term debt	139	85,000	(b)	(139	)(g)	85,000
Non-current portion of deferred revenue	42,043	—		(20,873	)(g)	21,170
Other non-current liabilities	28,227	—		(3,153	)(g)	25,074

Total liabilities not subject to compromise	398,566	9,840		(76,181)		332,225
Liabilities subject to compromise	311,070	(311,070	)(d)	—		—

Total liabilities	709,636	(301,230)		(76,181)		332,225
Stockholders’ equity (deficit):
Common stock	1,564,627	183,110	(e)	(1,561,849	)(h)	185,888
Accumulated deficit	(1,884,941)	142,033	(e)	1,742,909	(h)	—
Treasury stock	(6,760)	6,760	(e)	—		—
Accumulated other comprehensive loss	(19,902)	—		19,902	(h)	—

Total stockholders’ equity (deficit)	(346,977)	331,902		200,963		185,888

Total liabilities and stockholders’ deficit	$362,659	$30,673		$124,781		$518,113

a.	The Condensed Consolidated Balance Sheet estimates the effect of implementing the Plan and fresh-start reporting which was adopted on September 29, 2006. Under fresh-start reporting, which is required by SOP 90-7, reorganization enterprise value of $242.5 million based on the Disclosure Statement which, after reduction for the new debt and remaining non-Debtor interest bearing liabilities and the addition of the proceeds from the overallotment shares and excess borrowings, results in a reorganization equity value of $185.9 million.

b.	Reflects repayment of the DIP facility of $113.1 million, proceeds from the new term loan of $85 million, the issuance of 7.5 million shares issued through the Rights Offering for $49 million, net of backstop and rights offering fees, and the issuance of 1.125 million overallotment shares for $7.5 million.

c.	Reflects the capitalization of the exit financing fees associated with the acquisition of the new term loan of $85 million and the new working capital facility of $30 million. There were no borrowings against the working capital facility as of the Emergence Date.

d.	Reflects the discharge of the Predecessor Company’s pre-petition liabilities in accordance with the Plan and the reclassification of remaining liabilities subject to compromise to the appropriate liability accounts in accordance with the Plan. No adjustments are reflected for the actual payments of these remaining liabilities subject to compromise. Discharge of the Predecessor Company’s pre-petition liabilities is summarized as follows (in thousands):

To be exchanged for stock	$196,374
To be paid in cash	114,696

$311,070

Additionally, in accordance with the Plan, under the Rights Offering, holders of the Cray Unsecured Notes received the right to purchase 700,000 shares of new Successor Company common stock for $6.67 per share, and holders of the Predecessor Company’s Senior Secured Notes and Senior Secured Convertible Notes received the right to purchase an additional 6.8 million shares of new Successor Company common stock for $6.67 per share. In addition, certain pre-petition creditors exercised an option to purchase an additional 1.125 million overallotment shares for $6.67 per share.

e.	Reflects the issuance of new Successor Company common stock to pre-petition creditors, the cancellation of old common stock and treasury stock, the gain on the discharge of liabilities subject to compromise and the acceleration of stock-based compensation resulting from the cancellation of Predecessor Company stock options and restricted stock awards.

f.	Reflects the repayment of the $113.1 million due under the $130 million DIP Facility.

g.	Reflects changes to the carrying values of assets and liabilities to reflect fair values in accordance with SFAS No. 141 as well as the $2.8 million impact from the early adoption of EITF 06-02.

h.	Reflects the elimination of historical accumulated deficit and other equity accounts and an adjustment to shareholders’ equity to result in the estimated reorganized equity value in accordance with SOP 90-7 (see note a above).

i.	Reflects the elimination of historical goodwill and the recording of goodwill for the amount of reorganization value in excess of the amount allocable to specifically identifiable assets and liabilities.

j.	The Condensed Consolidated Balance Sheet does not give effect to cash payments estimated at $47.7 million to unsecured creditors and for taxes, interest and other costs pursuant to the Plan. Such amounts are included in current liabilities.

5.	Summary of Significant Accounting Policies

Our significant accounting policies are described in Note 2 of the Notes to Consolidated Financial Statements included in our fiscal 2006 Annual Report on Form 10-K filed with the Securities and Exchange Commission on October 16, 2006. For interim reporting periods, except as noted above, we follow the same significant accounting policies.

6.	Other Operating Expenses (Recovery), Net

Other operating expenses, net represents costs associated with our restructuring actions, primarily termination benefits.

7.	Inventories

Inventories were as follows (in thousands):

Successor Company
Sept. 29, 2006
Components and subassemblies	$14,486
Work-in-process	35,007
Finished goods	27,559
Demonstration systems	6,048

Total inventories	$83,100

Pursuant to fresh start accounting, in the Company’s opening September 29, 2006 balance sheet, inventory amounts were stated at fair market value. Components and subassemblies were not adjusted as the carrying value reflected fair value. Finished goods and work-in-process inventories were recorded at selling price less cost to sell, cost to complete and a reasonable apportionment of the profit margin associated with the selling and the post emergence completion effort. As reported in Note 4, this resulted in increased inventories by approximately $20.7 million. The amount of cost of goods sold to be recognized by the Successor Company will be higher than the amount historically recognized by the Predecessor Company.

8.	Other Current Assets

Other current assets were as follows (in thousands):

Successor Company
Sept. 29, 2006
Deferred cost of goods sold	$4,782
Value-added tax receivable	5,281
Other	15,507

Total other current assets	$25,570

9.	Restricted Investments

Restricted investments consist of short- and long-term investments held under a security agreement or pledged as collateral against letters of credit. The majority of our restricted investments are currently pledged as collateral against letters of credit and are primarily associated with two specific customer arrangements for significant multi-year contracts with long-term delivery and installation commitments. Restricted investments pledged as collateral are held in our name by various financial institutions.

10.	Property and Equipment

Property and equipment were as follows (in thousands):

Sept. 29, 2006
Property and equipment, at cost	$40,651
Accumulated depreciation and amortization	—

Property and equipment, net	$40,651

Pursuant to fresh-start accounting, as more fully discussed in Note 4, the Company adjusted its property, plant and equipment to its fair value as adjusted for the allocation of the reorganization value and reset accumulated depreciation to zero. As reported in Note 4, this resulted in a net increase in property, plant and equipment of $14.8 million. The amount of depreciation to be recognized by the Successor Company will be higher than the amount historically recognized by the Predecessor Company.

11.	Goodwill and Other Intangible Assets

Goodwill

Goodwill was established in connection with our adoption of fresh-start accounting (see Note 4). The Company is currently assessing the allocation of the Goodwill between reportable segments.

Other Intangible Assets

Other Intangible Assets were established in connection with our adoption of fresh-start accounting (see Note 4). Other Intangible Assets consist of the following (in thousands):

Successor Company
Sept. 29, 2006
Developed product technology	$29,200
In-process research and development	500
Customer backlog	2,900
Royalty license agreements	2,800
Trademark/trade name portfolio	6,400
Customer relationships	46,500

Total intangible assets	$88,300

We are currently in the process of determining the amortization periods for the categories of the above intangibles which will range for periods of up to 15 years. Also, in accordance with FASB Interpretation No. 4 Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method, in-process research and development will be expensed by the Successor Company in the period beginning September 30, 2006.

12.	Other Non-Current Assets

Other non-current assets were as follows (in thousands):

Successor Company
Sept. 29, 2006
Spare parts	$19,737
Equity Investment	20,869
Other	35,366

Total other non-current assets	$75,972

13.	Debt and Other Financing Arrangements

Debt consisted of the following (in thousands):

Successor Company
Sept. 29, 2006
Term Loan due October 17, 2011	$85,000
Other	716

85,716
Less amounts due within one year	(716)

Amounts due after one year	$85,000

Exit Financing

On the Emergence Date, the Successor Company entered into a credit agreement with Morgan Stanley Senior Funding, Inc and General Electric Capital Corporation to provide exit liquidity financing as part of our plan to emerge from bankruptcy. The exit financing facility provides up to $115 million of financing consisting of an $85 million term loan from Morgan Stanley Senior Funding, Inc. and a $30 million line of credit from General Electric Capital Corporation. The term loan bears interest payable monthly at the LIBOR rate plus 7.00%. The revolving line of credit bears interest payable monthly at the LIBOR rate plus 3.00%. No amount was drawn against the $30 million line of credit at emergence, however we plan to utilize up to the full availability under the revolver to fund intra-quarter cash needs starting in the second quarter of fiscal 2007. The new facility is secured by substantially all of the assets of the Successor Company and its domestic subsidiaries and has customary terms and conditions, including covenants related to minimum levels of EBITDA (earnings before interest, taxes, depreciation and amortization) and minimum levels of cash and cash equivalents, and limits on capital expenditures. This facility, combined with net proceeds of $57 million from the Rights Offering and sale of Overallotment shares, was used to pay off $113 million due under the existing $130 million DIP Agreement, to fund payments, including closing costs and related fees, required to be made on the Emergence Date pursuant to the Plan, and provide working capital for our ongoing operations. The exit financing facility matures in October 2011. Annual principal payments over the next five years are as follows (in millions): fiscal 2007 — $0; fiscal 2008 — $0; fiscal 2009 — $13; fiscal 2010 — $17; fiscal 2011 — $17 and $38 thereafter.

DIP Financing

In June 2006, the Debtors entered into the DIP Agreement with the DIP Lenders, providing up to $130 million of debtor-in-possession financing, which consists of a $100 million term loan and a $30 million revolving line of credit. The DIP Agreement is secured by certain assets of the Borrowers. This DIP Agreement was approved by the Court on June 26, 2006. The Order approving the DIP Agreement (i) authorized the Debtors to incur post-petition secured indebtedness in the amount of $130 million while granting to the Administrative Agent and lenders thereunder, subject to specified “permitted” prior liens, and a “carve-out” for specified professional fees and other costs and expenses, super priority administrative expense claims and first priority priming liens against, and security interests in, substantially all of the Debtors’ then-owned and after-acquired property, (ii) authorized the Debtors to repay amounts owed under their pre-petition credit agreement, which was repaid on June 28, 2006, (iii) authorized the Debtors to repay amounts borrowed under the Interim DIP Agreement, and (iv) authorized the Debtors’ use of cash collateral of their secured notes and granted to the secured noteholders certain adequate protection of their interests therein. We borrowed $113 million against this facility. The DIP Agreement terminates and all outstanding borrowed amounts under the DIP Agreement become due on the earliest to occur of (i) the date a plan of reorganization confirmed under Chapter 11 becomes effective, (ii) the date on which an event of default occurs and is continuing, (iii) the date of any decision by the board of directors of any Borrower to proceed with the sale or liquidation of any Borrower without the consent of all of the Lenders, (iv) November 10, 2006, and (v) the date the Borrowers pay all of the required DIP Lenders in full and terminate the term loan under the DIP Agreement, unless terminated earlier in accordance with the terms of the DIP Agreement. On the Emergence Date, all amounts due under the DIP Agreement were repaid and the agreement was terminated in accordance with its terms.

Other Debt

Other debt at September 29, 2006 includes a $0.7 million loan secured by a receivable. The loan bears interest at a fixed annual rate of 5.22% and is repayable in quarterly installments ending in fiscal 2008.

14.	Stockholders’ Equity

The Plan became effective and we emerged from bankruptcy on October 17, 2006. We applied fresh-start reporting effective September 29, 2006 and, as a result, the Predecessor Company’s common stock was canceled as of the Emergence Date, with no distribution made to holders of such stock. The equity structure of the Successor Company as of September 29, 2006 is discussed below.

Successor Company Common Stock

On the Emergence Date, the Successor Company, a Delaware corporation, filed a new certificate of incorporation (“New Certificate”). The New Certificate authorized 25,000,000 shares of new Successor Company common stock (“common stock”) with $0.01 par value per share. Pursuant to the Plan, the Successor Company issued 11,125,000 shares of common stock to certain creditors in satisfaction of claims and upon exercise of stock purchase rights and overallotment options.

Successor Company Preferred Stock

The New Certificate authorized 5,000,000 shares of undesignated preferred stock, $0.01 par value per share. Currently, no shares of preferred stock have been designated or issued.

Successor Company Management Incentive Plan

On the Emergence Date, the Silicon Graphics, Inc. Management Incentive Plan (“MIP”) became effective pursuant to the Plan. Under the MIP, the Compensation and Human Resources Committee is authorized to grant stock options, stock appreciation rights (“SARs”), stock awards, stock units, other stock based awards, dividend equivalents and cash awards. Employees, non-employee directors, and consultants of the Successor Company and its subsidiaries who are selected by the Committee are eligible to participate in the MIP. The MIP will terminate ten years after the Emergence Date unless sooner terminated. The maximum number of shares of common stock of the Company issuable under the MIP is 1,250,000 shares. Of the shares reserved, only 312,500 may be issued for “full value benefits”. Full value benefits are stock awards designed to provide equity compensation based on the full value of a share of stock. The MIP also imposes per-participant award limits. Stock units are expected to have a vesting period of up to 36 months and stock options will vest up to 48 months. All grants under the MIP will be issued at fair value.

Shares are counted against the authorization only to the extent they are actually issued. Awards for shares which terminate by expiration, forfeiture, cancellation, or otherwise, or are settled in cash in lieu of shares, shall result in shares being again available for grant. Also, if the exercise price or tax withholding requirements of any award are satisfied by tendering shares to the Successor Company, or if a stock appreciation right is exercised, only the number of shares issued, net of the shares tendered, will be deemed issued under the MIP. Each award agreement will specify the effect of a holder’s termination of employment with, or service for, the Successor Company, including the extent to which unvested portions of the award will be forfeited and the extent to which options, SARs, or other awards requiring exercise will remain exercisable. Such provisions will be determined in the Committee’s sole discretion. The Committee may at any time alter, amend, modify, suspend, or terminate the MIP or any outstanding award in whole or in part. As of September 29, 2006 and the date of this Form 10-Q, no grants had been made under the MIP.

15.	Sale of Interest in SGI Japan

In August 2006, the Predecessor Company completed the sale of a portion of its equity investment in SGI Japan to SGI Japan, Ltd. The Predecessor Company received cash proceeds of approximately $17 million, net of withholding taxes, and recorded a net gain of approximately $8 million in the first quarter of fiscal 2007. As a result of the sale, our ownership interest was reduced to approximately 10%. See Note 17 for further information on our related party relationship with SGI Japan.

16.	Earnings Per Share

Set forth below is a reconciliation of basic and diluted earnings per share (in thousands, except per share amounts):

Predecessor Company
Month Ended
Sept. 29, 2006
Net income	$326,256
Effect of dilutive securities:
6.50% Senior Secured Convertible Notes	—
6.125% Convertible Subordinated Debentures	—

Adjusted net income	$345,942

Weighted average shares outstanding - basic	271,563
6.50% Senior Secured Convertible Notes	150,862
6.125% Convertible Subordinated Debentures	1,450

Weighted average shares outstanding - diluted	423,875

Net income per share:
Basic	$1.27

Diluted	$0.82

Potentially dilutive weighted securities excluded from computations because they are anti-dilutive	26,344

Potentially dilutive weighted securities include the assumed exercise of stock options and the assumed vesting of restricted stock awards as well as the assumed conversion of debt using the if-converted method.

This information will not be comparable to earnings per share information reported by the Successor Company because all existing equity interests were eliminated (without a distribution) upon the consummation of the Plan.

17.	Related Party Transactions

Our proportionate share of SGI Japan’s financial results is included as a component of Interest and Other Income (Expense), net in accordance with APB 18, The Equity Method of Accounting for Investments in Common Stock. We record revenue for products sold to SGI Japan when evidence of an arrangement exists, delivery has occurred, the price is fixed and determinable and collectibility is reasonably assured as prescribed by SEC Staff Accounting Bulletin No. (SAB) 104,

Revenue Recognition. However, because of our related party relationship with SGI Japan, we reduce our proportionate share of their financial results for any SGI product sold to SGI Japan that has not been sold through to their customers, by the amount of profit on those transactions. Due to the timing of receipt of financial reporting information from SGI Japan, these entries are recorded on a one-quarter lag, unless the amount of profit on product not yet sold through to SGI Japan’s customers during the quarter is materially different from previous quarters. When materially different, we reduce our proportionate share of SGI Japan’s financial results by the amount of the profit on those specific transactions in the current quarter.

Revenue and standard cost of revenue associated with sales to SGI Japan were as follows (in thousands):

Predecessor Company
Month Ended
Sept. 29, 2006
Product revenue	$9,128

Standard cost of product revenue	$4,581

Aggregate amounts receivable from and amounts payable to SGI Japan were immaterial at September 29, 2006.

In August 2006, the Predecessor Company completed the sale of a portion of its equity investment in SGI Japan to SGI Japan, Ltd. The Predecessor Company received cash proceeds of approximately $17 million, net of withholding taxes, and recorded a net gain of approximately $8 million in the first quarter of fiscal 2007. As a result of the sale, our ownership interest was reduced to approximately 10%. Due to the decline in our ownership percentage, we will account for this investment under the cost method of accounting in accordance with APB 18, The Equity Method of Accounting for Investments in Common Stock, effective for our second quarter of fiscal 2007.

18.	Rejected Contracts

On the day we filed voluntary petitions for reorganization under the bankruptcy code, we filed a motion seeking to reject three non-residential unexpired leases of real property, two subleases and eight executory contracts for rejection. On May 31, 2006, the Court approved the rejection of the identified leases, subleases and executory leases.

Schedule I

SILICON GRAPHICS, INC., et al.

CASE NO. 06-10977 (BRL) (Jointly Administered)

CONDENSED CONSOLIDATING BALANCE SHEET

(Unaudited)

(In thousands)

September 29, 2006

	Debtors	Non-Debtors	Eliminations (1)	Consolidated
Assets:
Current assets:
Cash and cash equivalents	$52,683	$30,015	$—	$82,698
Short-term marketable investments	—	266	—	266
Short-term restricted investments	6,051	27,993	—	34,044
Accounts receivable, net	31,112	19,118	—	50,230
Inventories	82,726	400	(26)	83,100
Prepaid expenses and other current assets	1,030,938	54,906	(1,050,697)	35,147

Total current assets	1,203,510	132,698	(1,050,723)	285,485
Property and equipment	38,476	2,175	—	40,651
Goodwill	11,517	—	—	11,517
Other intangibles	88,300	—	—	88,300
Other non-current assets	172,039	249,935	(329,814)	92,160

	$1,513,842	$384,808	$1,380,537)	$518,113

Liabilities and Stockholders’ Deficit:
Liabilities not subject to compromise:
Current liabilities:
Accounts payable	$55,157	$3,966	$—	$59,123
Accrued compensation	16,082	15,758	—	31,840
Current portion of deferred revenue	21,445	33,785	—	55,230
Other current liabilities	1,123,824	(23,273)	(1,045,763)	54,788

Total current liabilities	1,216,508	30,236	(1,045,763)	200,981
Long-term debt	85,000	—	—	85,000
Non-current portion of deferred revenue	—	21,170	—	21,170
Other non-current liabilities	7,420	17,654	—	25,074

Total liabilities	1,308,928	69,060	(1,045,763)	332,225
Total stockholders’ equity	185,888	—	—	185,888

	$1,494,816	$69,060	$(1,045,763)	$518,113

(1)	Consolidated financial results are comprised of Debtor and Non-Debtor entities that have affiliated transactions with other Debtor and Non-Debtor entities. Amounts included under the heading “Eliminations” represent entries required to properly eliminate transactions between affiliated entities for consolidated financial statement presentation purposes.

Schedule II

SILICON GRAPHICS, INC., et al.

CASE NO. 06-10977 (BRL) (Jointly Administered)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

(Unaudited)

(In thousands)

For the month ended September 29, 2006

	Debtors	Non-Debtors	Eliminations (1)	Consolidated
Total revenue	$57,506	$9,511	$(49)	$66,968
Costs and expenses:
Cost of revenue	35,210	5,501	(49)	40,662
Research and development	6,255	420	—	6,675
Selling, general and administrative	18,005	4,929	—	22,934
Other operating, net (1)	317	1,205	—	1,522

Total costs and expenses	59,787	12,055	(49)	71,793

Operating loss	(2,281)	(2,544)	—	(4,825)
Interest expense	(3,167)	(138)	—	(3,305)
Interest and other income (expense), net	3,349	8,104	—	11,453

Income before reorganization items and income taxes	(2,099)	5,422	—	3,323
Reorganization items:
Effects of the plan of reorganization	142,033	—	—	142,033
Fresh-start valuation of assets and liabilities	200,963	—	—	200,963
Gains on settlements with creditors	6,343	—	—	6,343
Professional fees	(4,530)	—	—	(4,530)

Income before income taxes	342,710	5,422	—	348,132
Income tax provision (benefit)	(48)	2,238	—	2,190

Net income	$342,758	$3,184	$—	$345,942

(1)	Consolidated financial results are comprised of Debtor and Non-Debtor entities that have affiliated transactions with other Debtor and Non-Debtor entities. Amounts included under the heading “Eliminations” represent entries required to properly eliminate transactions between affiliated entities for consolidated financial statement presentation purposes.

Schedule III

SILICON GRAPHICS, INC., et al.

CASE NO. 06-10977 (BRL) (Jointly Administered)

SCHEDULE OF PAYROLL AND PAYROLL TAXES

(Unaudited)

(In thousands)

For the period from August 26, 2006 to September 29, 2006

Gross wages paid (1)	$9,468

Employee payroll taxes withheld (2)	$2,400

Employer payroll tax contributions incurred	$548

(1)	Gross Wages were paid on September 8, 2006 and September 22, 2006.

(2)	Taxes are remitted by SGI to a third party vendor and paid by the vendor to the appropriate tax authorities.

Schedule IV

SILICON GRAPHICS, INC., et al.

CASE NO. 06-10977 (BRL) (Jointly Administered)

SCHEDULE OF FEDERAL, STATE AND OTHER TAXES

COLLECTED, RECEIVED, DUE OR WITHHELD

(Unaudited)

(In thousands)

For the period from August 26, 2006 to September 29, 2006

	Amount Withheld / Accrued	Amount Paid
Federal and state income taxes	$—	$—

State and local taxes:
Sales and use	$191	$63
Property	—	552
VAT, net	715	54
Other	—	34

Total state and local taxes	$906	$703

Sept. 29, 2006
Aging of Net Amounts Withheld / Accrued:
0 to 30 Days	$659
31 to 60 Days (1)	(33)
61 to 90 Days	52
> 90 Days	228

$906

(1)	Amounts represent net VAT tax refunds to be received.

Schedule V

SILICON GRAPHICS, INC., et al.

CASE NO. 06-10977 (BRL) (Jointly Administered)

SCHEDULE OF CASH RECEIPTS AND DISBURSEMENTS BY DEBTOR

(Unaudited) (In dollars)

For the period from August 26, 2006 to September 29, 2006

Cash – beginning of month	$11,487,976
Receipts From Operations
Cash sales	—
Collections of Accounts Receivable
Pre-petition (SGI Inc.)	—
Pre-petition (SGI Federal)	—
Post-petition (SGI Inc.)	35,170,613
Post-petition (SGI Federal)	10,393,461
International receipts	789,586

Total operating receipts	46,353,660
Non-operating Receipts
International transfers	18,714,328
Funding lenders	19,825,000
Other	128,916

Total non-operating receipts	38,668,244

Total receipts	85,021,904
Total cash available	96,509,880
Operating Disbursements
Accounts payable (SGI Inc.)	35,109,284
Accounts payable (SGI Federal)	1,037,817
Payroll (SGI Inc.)	9,893,944
Payroll (SGI Federal)	2,127,327
Taxes (SGI Inc.)	—
Taxes (SGI Federal)	—
Interest	1,922,037
Bank fees / other	15,461
International Disbursements	1,182,380

Total operating disbursements	51,288,250

Non-operating Disbursements
Term Loan Payoff	16,714,373

Total non-operating disbursements	—

Total disbursements	68,002,623
Net cash flow	17,019,281
Change in float	1,374,109

Cash – end of period	$29,881,366

Schedule V (continued)

SILICON GRAPHICS, INC., et al.

CASE NO. 06-10977 (BRL) (Jointly Administered)

SCHEDULE OF CASH RECEIPTS AND DISBURSEMENTS BY DEBTOR

(Unaudited) (In dollars)

For the period from July 29, 2006 to August 25, 2006

TOTAL DISBURSEMENTS BY DEBTOR

Legal Entity	Case Number	Disbursements
Silicon Graphics, Inc.	06-10977 (ALG)	$64,837,479
Silicon Graphics Federal, Inc.	06-10978 (ALG)	3,165,144
Cray Research, LLC	06-10979 (ALG)	—
Silicon Graphics Real Estate, Inc.	06-10980 (ALG)	—
Silicon Graphics World Trade Corporation	06-10981 (ALG)	—
Silicon Studio, Inc.	06-10982 (ALG)	—
Cray Research America Latina Ltd.	06-10983 (ALG)	—
Cray Research Eastern Europe Ltd.	06-10984 (ALG)	—
Cray Research India Ltd.	06-10985 (ALG)	—
Cray Research International, Inc.	06-10986 (ALG)	—
Cray Financial Corporation	06-10987 (ALG)	—
Cray Asia/Pacific, Inc.	06-10988 (ALG)	—
ParaGraph International, Inc.	06-10989 (ALG)	—
WTI Development, Inc.	06-10990 (ALG)	—

Total disbursements		$68,002,623

SILICON GRAPHICS, INC., et al.

CASE NO. 06-10977 (BRL) (Jointly Administered)

DEBTOR’S STATEMENT REGARDING INSURANCE POLICIES

For the period from August 26, 2006 to September 29, 2006

All insurance policies are fully paid for the current period, including amounts owed for workers’ compensation and disability insurance.